Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 26, 2026 (which includes an explanatory paragraph relating to AMR Resources Acquisition Corp’s ability to continue as a going concern), relating to the financial statements AMR Resources Acquisition Corp as of December 31, 2025, and for the period from December 16, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 26, 2026